Exhibit 14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of TIAA-CREF Funds of our report dated October 26, 2018, relating to the financial statements and financial highlights, which appear in Nuveen Strategy Conservative Allocation Fund, Nuveen Strategy Balanced Allocation Fund, Nuveen Strategy Growth Allocation Fund and Nuveen Strategy Aggressive Growth Allocation Fund’s Annual Report on Form N-CSR for the year ended August 31, 2018. We also consent to the reference to us under the heading “Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
February 14, 2019